EXHIBIT 10.1

EXECUTION COPY
SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of all Claims (the “Agreement”) entered into by and between Cinedigm Digital Cinema Corp. (formerly known as Access Integrated Technologies, Inc.), a Delaware corporation (the “Company”) and A. Dale Mayo, an individual (“Executive”), is dated as of June 22, 2010.

In consideration of the promises set forth in the Agreement, Executive and the Company (the “Parties”) hereby agree as follows:

1.   Entire Agreement.

The Agreement is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties, including, without limitation, the Amended and Restated Employment Agreement by and between the Parties, dated March 31, 2008 (the “Employment Agreement”) and the employment agreement by and between Christie/AIX Inc., an indirect subsidiary of the Company and Executive.  Notwithstanding the foregoing, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.  The Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.

2.   Termination of Employment.

The Parties hereby agree that Executive will resign his position as Chief Executive Officer and President of the Company and each of its subsidiaries, as applicable, and will terminate his employment, and that Executive will become Non-Executive Chairman of the Board of Directors of the Company (the “Board”), in each case, effective as of the date of this Agreement (the “Resignation Date”).  The Parties hereby further agree that: (i) Executive’s service on the Board, including as Non-Executive Chairman of the Board, will continue until the 2010 annual meeting of stockholders of the Company (the “Meeting”), (ii) Executive will not be re-nominated by the Company for election as a director of the Board at the Meeting, (iii) except for Executive’s service as Non-Executive Chairman of the Board after the date hereof (which shall terminate at the Meeting), any and all appointments Executive holds with the Company and any of its parents, affiliates or subsidiaries (collectively, the “Company Group”), whether as officer, director, employee, consultant, agent or otherwise shall cease as of the Resignation Date, and (iv)Executive shall have no authority to act on behalf of the Company or any other member of the Company Group  and shall not hold himself out as having such authority or otherwise act in an executive or other decision making capacity, effective as of the Resignation Date.  Executive will continue to have access to (A) his administrative assistant until the Meeting, and (B) his office and his parking place until the earlier of (x) the Meeting, and (y) the date on which a new permanent Chief Executive Officer of the Company commences employment.

3.   Payments and Benefits.

Executive shall be entitled to the following payments and benefits:

A.  Payment of (i) any accrued, but unpaid Base Salary earned through the Resignation Date, (ii) any accrued but unused vacation, through the Resignation Date, (iii) reimbursement  for any unreimbursed business expenses incurred prior to the Resignation Date to which Executive would otherwise be entitled, and (iv) any amounts due under any Company benefit plan or arrangement in accordance with the terms of said plan or arrangement due for the period prior to the Resignation Date.

B.  Continued payment, in accordance with the Company’s normal payroll practices, of Executive’s current Base Salary and Target Bonus through March 31, 2011 (such period, the “Severance Period”); provided, that the Target Bonus will be payable in cash in nine monthly installments of $50,000 beginning July 30, 2010.

C.  Continued payment of Executive’s automobile allowance for his currently used New Jersey automobile, at the annual rate in effect on the date hereof, through the date of the Meeting.

D.  As of and after the Resignation Date, Executive shall no longer participate in, accrue service credit or have contributions made, either by Executive or on his behalf, under any employee benefit plan sponsored by the Company in respect of periods commencing on and following the Resignation Date, including without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Executive shall have no further right to receive any such benefits from the Company or any other member of the Company Group.  Notwithstanding the foregoing, (i) Executive and his spouse will continue to participate in the Company’s medical and dental plans at the Company’s expense through March 31, 2011; provided, that, if so determined by the Company, Executive will be required to timely elect COBRA, and the Company will pay the full cost of the COBRA premiums for coverage of Executive and his spouse under such medical and dental plans (or, at the Company’s election, Executive shall pay the full cost of such COBRA premiums and the Company shall promptly reimburse Executive for the full cost of such COBRA premiums), and (ii) the Company will continue to pay the premiums for the long-term care policy currently in force for Executive (which provides a monthly benefit of $10,2000, with home care covered at 100%) for coverage through March 31, 2014.

E.  Upon the Resignation Date, (i) 300,000 non-qualified stock options to purchase shares of common stock of the Company having a per share exercise price of $1.37 and that were granted to Executive on October 21, 2009 shall become vested, and (ii) 114,260 of the restricted stock units on shares of common stock of the Company held by Executive will become vested and will be settled in shares of common stock of the Company within two weeks of becoming vested and (iii) the Company shall extend the post-termination exercise period of each vested stock option to purchase shares of common stock of the Company that is held by Executive on the Resignation Date (and after giving effect to (i) above) so that each such vested stock option shall remain exercisable until the earlier of: (A) March 31, 2014, or (B) the expiration of the applicable term for such stock option.  Except as provided in the preceding sentence, the Parties hereby agree that all other remaining unvested stock options to purchase shares of common stock of the Company and restricted stock units on shares of common stock of the Company will be cancelled without consideration on the Resignation Date.

F.  Payment of Executive’s travel and other expenses associated with a retirement reception to be held in the Company’s Los Angeles office during the time Executive serves as Non-Executive Chairman of the Board, with such expenses to be reasonably agreed upon in advance by Executive and the Company.

G.  The payments and benefits (including, without limitation, the accelerated vesting of, and extension of the post-termination exercise period for, any equity awards) described in Section 3B, Section 3C, Section 3D, Section 3E and Section 3F above are contingent upon, and subject to, Executive executing and delivering this Agreement within twenty one (21) days following the Resignation Date and Executive not revoking the Agreement within the seven-day revocation period described in Section 8D.  Subject to Section 10I, any payments provided for in such Sections shall commence on the first payroll date occurring after the twenty-eighth day following the Resignation Date and the first payment shall include any payments that would have otherwise been due prior to such first payroll date.

3.   Noncompetition, etc. Covenants.

A.  Executive shall not at any time, whether before or after the Resignation Date, divulge, furnish or make accessible to anyone (other than in the ordinary course of the business of the Company or any subsidiary thereof) any knowledge or information with respect to confidential or secret designs, processes, formulae, plans, devices, material, or research or development work of the Company or any subsidiary thereof, or with respect to any other confidential or secret aspect of the business of the Company or any subsidiary thereof.

B.  For a period of one year after the Resignation Date, Executive shall not, directly or indirectly, engage or become interested in (as owner, stockholder, partner or otherwise) the operation of any business similar to or in competition (direct or indirect) with the Company within the United States.  If any court construes the covenant in this Section 4 or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that such provision is enforceable.

C.  The covenants set forth in this Section 4 shall be deemed separable and the invalidity of any covenant shall not affect the validity or enforceability of any other covenant.  If any period of time or limitation of geographical are stated in Section 4 is longer or greater than the maximum period or geographical area permitted by law, then the period of time or geographical areas state therein shall be deemed to be the such maximum permissible period of time or geographical area, as the case may be.  All Parties recognize that the foregoing covenants were a prime consideration for the Company to enter into the Employment Agreement and that the Company’s remedies at law for damages in the event of any breach shall be inadequate.  In the event that there is a breach of any of the foregoing covenants, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance of any such covenants by Executive or to enjoin Executive from performing acts in breach of any such covenant.

5.   Non-Disparagement; Communication.

Executive hereby agrees not to defame, or make any disparaging or untrue statements that are intended to cause harm to the Company Group or any of its shareholders, directors or officers in any medium to any person or entity without limitation in time.  The Company hereby agrees that the current and all future members of the Board and the current and all future executive officers of the Company shall not defame, or make any disparaging or untrue statements that are intended to cause harm to, Executive in any medium to any person or entity without limitation in time.  Notwithstanding this provision, the Parties (including, in the case of the Company, the members of its Board and its executive officers) may confer in confidence with their legal representatives and make truthful statements as required by law.  The Company shall control the timing, content and manner of any internal, external and media communication concerning the termination of Executive’s employment with the Company; provided, that, all such communications shall be subject to the prior approval of Executive (which such approval shall not be unreasonably withheld or delayed).

6.   Return of Company Property.

Prior to the Meeting, Executive shall: (i) return all property of the Company Group (except for the Company laptop and two Company printers in Executive’s possession on the Resignation Date; provided, that, prior to the Meeting, Executive will provide the laptop to the Company to confirm compliance with prong (ii) of this Section 6), and (ii) immediately destroy, delete, or return to the Company Group, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not property of the Company Group) that contains confidential information of the Company Group or otherwise relates to the business of the Company Group, provided, that, Executive may retain those portions of any personal notes, notebooks and diaries that do not contain any such confidential information.

7.   Availability of Executive.

Executive shall continue to make himself reasonably available at such times and places, as do not unreasonably interfere with his ongoing business and personal activities, to the Company Group and to advise the Company Group at reasonable times, at the Company Group’s reasonable request, in connection with disputes with third parties as to which Executive has knowledge, and Executive agrees to cooperate fully with the Company Group in connection with litigation, arbitration and similar proceedings (collectively “Dispute Proceedings”) and to provide truthful testimony with respect to Executive’s knowledge in any such Dispute Proceedings involving the Company Group.  In the event that Executive is requested by the Company or the Company Group to cooperate as required by this Section 7, the Company shall reimburse Executive for his reasonable, documented out-of-pocket expenses, together with a per diem fee of $1,000 for each applicable day; provided, that, no per diem fee shall be paid for any cooperation that occurs on or prior to March 31, 2011.

8.   Acknowledgment and Release.

A.  In consideration of the Company’s execution of the Agreement and the obligations as set forth herein upon the Company and certain of the Company Releasees (as defined below), Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Executive’s employment or termination of employment with, his serving in any capacity in respect of any member of the Company Group, both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any shareholder, employee, director or officer of any member of the Company Group (collectively, the “Company Releasees”) up to and including the date of Executive’s execution of this Agreement, including, without limitation, any claim for any severance or other benefits which but for the Agreement might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under, by way of example and not limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New York State Human Rights Law, the New York City Human Rights Law, all as amended; and all other federal, state and local statutes, ordinances, regulations and the common law.  By signing the Agreement, Executive acknowledges that he intends to waive and release any such rights known or unknown he may have against the Company Releasees as of the date of Executive’s execution of this Agreement; provided, that, Executive does not waive or release (i) claims with respect to the right to enforce the Agreement, (ii) claims with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company, (iii) any rights under any vested stock option to purchase shares of common stock of the Company, after giving effect to Section 3 hereof (the “Vested Equity Awards”), or (iv) any rights to indemnification provided for by the Company’s charter or by-laws or under the Indemnification Agreement by and between the Company and Executive, dated as of August __ , 2009 (the “Indemnification Agreement”).

B.  Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Company Releasees before any local, state or federal agency, court or other body relating to his employment or the termination thereof (each individually a “Proceeding”).  Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.

C.  Executive acknowledges that he has been given twenty-one (21) calendar days from the date of receipt of the Agreement to consider all of the provisions of the Agreement and he does hereby knowingly and voluntarily waive some or all of such twenty-one (21) day period.  EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THE AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY AND THAT HE HAS IN FACT BEEN ADVISED BY COUNSEL OF HIS CHOICE AND THAT HE FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO

SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED IN THIS SECTION 8 AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THE AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

D.  Executive shall have seven calendar days from the date of his execution of the Agreement to revoke the Agreement, including the release given under this Section 8 with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA).  Such revocation must be in writing and delivered to the Company’s General Counsel at the address set forth in Section 10A below prior to the expiration of such seven day period.  If Executive revokes the Agreement including, without limitation, the release given under this Section 8, Executive will be deemed not to have accepted the terms of the Agreement, and neither Executive nor the Company shall be bound by any Section of the Agreement.

E.  In consideration of Executive’s execution of the Agreement, the Company, for and on behalf of itself, each of the other members of the Company Group and their respective successors and assigns (collectively, the “Company Releasing Parties”), hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Executive’s employment or termination of employment with or his serving in any capacity in respect of any member of the Company Group, both known and unknown, in law or in equity (collectively “Complaints”), which any Company Releasing Party may now have or ever had against Executive, his heirs and assigns (collectively, the “Executive Releasees”).  By signing the Agreement, the Company acknowledges that, it intends to waive and release any rights, known or unknown, the Company Releasing Parties may have against the Executive Releasees under any laws; provided, that the Company does not waive or release (i) claims with respect to (1) the right to enforce this Agreement, the Indemnification Agreement, the side letter between the Company and Executive dated as of August 11, 2009 that relates to the Securities Purchase Agreement between the Parties dated as of the same date, the Tax Benefit Preservation Plan dated August 10, 2009, or the plans and agreements governing the Vested Equity Awards or (2) the Company’s charter and by-laws, or (ii) any claims, demands, rights, judgments, defenses, actions, charges or causes of action which are (1) based upon any acts or omissions of Executive that involve fraud, breach of fiduciary duty, gross negligence or intentional misconduct or arising out of facts that constitute a violation of criminal laws, (2) cross-claims against Executive in any shareholder derivative lawsuit, or (3) any rights of the Company Group arising under the Sarbanes-Oxley Act of 2002.

9.   Availability of Relief

A.  In the event that Executive fails in any material respect to abide by any of the terms of the Agreement (which failure, if curable, continues after the Company has provided Executive with written notice thereof and a reasonable opportunity to cure), the Company may, in addition to any other remedies it may have, offset any benefits or payments that are subsequently due under the Agreement, without waiving the release granted herein.  Notwithstanding the foregoing, the Company may not offset or otherwise withhold any benefits or payments that are subsequently due under Section 3A and/or Section 3B of this Agreement.

B.  Executive acknowledges and agrees that the remedy at law available to the Company for breach of his post-termination obligations under Section 4, 5 and 6 of the Agreement, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under the Agreement, upon adequate proof of his violation of any such provision of the Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage and without the requirement of posting a bond.

C.  The Company acknowledges and agrees that the remedy at law available to Executive for breach of its post-termination obligations under Section 5 of the Agreement, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies which Executive may have at law, in equity or under the Agreement, upon adequate proof of its violation of such provision of the Agreement, Executive shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage and without the requirement of posting a bond.

10.   Miscellaneous.

A.  Notices.  All notices required or permitted by this Agreement to be given to any party shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid recorded delivery, addressed as follows:

If to Executive:

A. Dale Mayo
2 Queens Court
Morristown, New Jersey 07960

with a copy (which shall not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, New York 10022-6030
Attention: Warren H. Colodner, Esq.

If to the Company:

Cinedigm Digital Cinema Corp.
55 Madison Avenue
Suite 300
Morristown, New Jersey 07960
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, CA 94304
Attention:  Chad Skinner, Esq.
                    Tristan Brown, Esq.

and shall be deemed to have been duly given  when so delivered personally or, if mailed or sent by overnight courier, upon delivery; provided, that, a refusal by a party to accept delivery shall be deemed to constitute receipt.

B.  Successors.  The Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

C.  Taxes.  Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Executive under the Agreement.  Notwithstanding any other provision of the Agreement, the Company may withhold from amounts payable under the Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided, to Executive under the Agreement and report on any applicable federal, state, local or foreign tax reporting form any income to Executive determined by the Company as resulting from such amounts payable or benefits provided hereunder.

D.  Death Benefit.  In the event Executive should die before all amounts payable to him under this Agreement are paid in full, the amounts remaining to be paid under this Agreement at the time of his death shall be paid (at such times as such amounts would have been paid to Executive) to his surviving spouse, if any, and otherwise to his estate.

E.  Severability.  In the event that any provision of the Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of the Agreement shall be unaffected and shall remain in full force and effect.  In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

F.  Non-Admission.  Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of Executive or on the part of the Company or any Company Releasee.

G.  No Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for pursuant to the Agreement by seeking other employment and, to the extent that Executive obtains or undertakes other employment, such payment or benefit will not be reduced by the earnings of Executive from the other employment.

H.  Governing Law; Jurisdiction; Jury Trial Waiver.  The Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of New York.  Any proceeding to enforce, interpret or challenge the validity of, or recover for the breach of, any provision of the Agreement may be filed in the courts of the State of New York or the United States District Court sitting in New York, and the Parties expressly waive any and all objections to personal jurisdiction, service of process or venue in connection therewith.  THE COMPANY AND EXECUTIVE EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.

I.  Section 409A Provisions.  Notwithstanding any provision in this Agreement to the contrary:

1.  Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (such period, the “Delay Period”).  On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

2.  Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

3.  To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

4.  While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

J.  Counterparts.  The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument.  Each Party hereto confirms that any facsimile copy of such Party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed the Agreement as of the date first written above.

CINEDIGM DIGITAL CINEMA CORP.

/s/ Gary S. Loffredo
Name:  Gary S. Loffredo
Title:  SVP

EXECUTIVE

/s/ A. Dale Mayo
Name:  A. Dale Mayo